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                                                                   Exhibit 10.14


                             MEMORANDUM OF UNDERSTANDING
                             ---------------------------

This Memorandum of Understanding confirms that ConnectSoft Communications Corporation ("ConnectSoft"), a Delaware corporation with business addresses at 1130 NE 33rd Place, Suite 250, Bellevue WA 98004, and Bell Communications Research (Bellcore), a New Jersey corporation with business addresses at 331 Newman Springs Road, Red Bank, NJ 07701-5699, (collectively, the Parties) intend to negotiate and enter into one or more Binding Agreements (as hereinafter defined) with respect to joing marketing and the provision of related software and systems integration support services for FreeAgent -TM-, ConnectSoft's proprietary unified, intelligent communications software system (the System). The scope of these Binding Agreements shall include, but not be limited to the following transactions and arrangements:

1) That the Parties shall jointly market Free Agent to major telecommunications companies defined as Publicly Switched Telephone Network (P.S.T.N.) access providers, irrespective of whether such access is via wireline, wireless or Internet service provision, and irrespective of whether such services are for local or long distance communications.

2) That the Territory for such activities shall be the world telecommunications market without geographical limitation except as may be limited by third party contract or by law.

3) That the joing-marketing activities shall be supported by the Parties and shall include without limitation:

    a) The sharing of booth space at exhibitions, trade show, conferences and symposia.
    b)   The sharing of sales leads and prospects.
    c)   The provision of resources for sales and other related activities.
    d)   Cooperation in the completion of RFIs and RFPs.
    e) Cooperation in the development of technical specifications and other such documents.
    f) The right to utilize logos and other marketing material for the purposes of marketing.

4) That software support and systems integration services shall be provided at the first level by Bellcore and at the second level by ConnectSoft and shall include without limitation:
    a) The implementation of FreeAgent in Bellcore's laboratory, for the purposes of customer evaluation of the System.
    b)   Systems integration services, including but not limited to:
         i)   specification, analysis and design of customer implementations;
         ii)  installation management and related consulting services;
         iii) software implementation services;
         iv)  development and implementation of system test procedures;
         v)   technical training.
    c)   Support services, including but not limited to:
         i)   on-site maintenance;
         ii)  implementation of software upgrades;
         iii) office-hours on-site support;

-------------------------------
-TM- FreeAgent is a trademark of ConnectSoft Communications Corporation.



Bellcore - ConnectSoft Memorandum of Understanding    08/21/97   1


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5)  FEES.  The Binding Agreements shall provide financial terms and conditions that are mutually satisfactory. Financial terms and conditions shall be negotiated and defined in detail in the Binding Agreements. Until such time as a final and binding contract has been signed, the Parties shall have no binding financial obligation one to the other.

6) PUBLICITY. The Parties shall have the right to publicly announce the exist3ence of this Memorandum of Understanding and will determine the text and timing of any public press releases or statements pertaining to this Memorandum of Understanding, the Binding Agreements, and/or the transactions contemplated thereby. The text of any such public press release or statement shall be subject to approval by the Parties, which approval shall not be unreasonably withheld or delayed.

7) CONFIDENTIALITY. The Parties acknowledge that they are bound under the terms of a mutual Non-Disclosure Agreement signed by both parties dated 8/1//97. Until such time as a final binding agreement is singed, neither party shall disclose to any third party, information regarding confidential intellectual property, contractual arrangements or other terms and conditions set forth in this Memorandum of Understanding, without the prior written consent of the other.

8) NON-BINDING NATURE OF MEMORANDUM OF UNDERSTANDING. This letter constitutes only a Memorandum of Understanding and a statement of our respective present intentions regarding the arrangements contemplated herein and is not intended to, nor shall it be deemed to be, a binding legal commitment. Further, the transactions contemplated in this Letter of Intent are specifically subject to an conditioned upon the execution and delivery of acceptable written agreements, between the parties hereto that this letter of Intent does not state all the essential terms and conditions of such agreements. The parties hereto agree to promptly proceed in good faith to arrive at such acceptable Binding Agreements upon execution hereof, and will each use their best efforts to conclude such agreements within ninety
    (90) days of the date of this Memorandum of Understanding.

9) All discussions and negotiations are subject to Bellcore's obligations under the Telecommunications Act of 1996 (the Act). ConnectSoft understands that Bellcore will only provide services or license software products consistent with the limitations imposed by the Act. Bellcore will not provide any services directed to the manufacture, including design, of any telecommunications equipment or customer-premises equipment.

10) It is understood that any agreement which may be reached by the Parties is subject to agreement in price, warranty, and other commercial terms and conditions. It is also understood that any agreement which may be reached by the Parties would be subject to all requisite managerial approvals. In the event the parties fail to execute one or more contracts within ninety
    (90) days, the parties agree to return all confidential information and all copies (including internal copies) of such information to the disclosing party, unless mutually agreed to in writing.

11) This Memorandum of Understanding shall be governed by and construed in accordance with the laws of the State of New York. By entering into this Memorandum of Understanding,


Bellcore - ConnectSoft Memorandum of Understanding    08/21/97   2

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    Bellcore is not subjecting itself to the jurisdiction of any court outside the State of New York, and no claim or suit arising out of or related to this Memorandum of Understanding shall be filed against Bellcore outside the State of New York.

12) This Memorandum of Understanding contains our entire understanding with regard to this matter, and this Memorandum may not be amended or changed except in writing signed by both parties.

If this Memorandum of Understanding accurately sets forth our understanding with respect to the matters set forth herein, please so indicate by executing the enclosed copy of this letter and returning it to the undersigned, time being of the essence/


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CONFIRMED AND AGREED                    CONFIRMED AND AGREED
this 21st day of August, 1997           this 21st day of August, 1997
--------------------------------------------------------------------------------
By:  /s/Robert Marcus                   By:  /s/Derek Messulam
Name:  Robert Marcus                    Name:  Derek Messulam
Title: President and Chief              Title: General Manager
       Executive Officer                BELL COMMUNICATIONS RESEARCH, INC.
CONNECTSOFT COMMUNICATIONS
CORPORATION
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